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                                                                     EXHIBIT 2.4

                              Assumption Agreement

     This Assumption Agreement (the "Assumption Agreement") is made and entered into as of the _______ day of _____________________, 1996 by and between KEVCO DELAWARE, INC., a Delaware corporation (the "Company"), and SUNBELT WOOD COMPONENTS, INC., a Delaware corporation ("Sunbelt");

                                  WITNESSETH:

     WHEREAS, the Company has determined that it is in its best interest to restructure its operations along product lines in order to, among other things, enable its Sunbelt Wood Components division (the "Division") to more accurately account for and budget its revenues and expenses, including overhead expenses, conduct its business and achieve a higher visibility and separate identity as a manufacturer of wood products for sale generally to the manufactured housing industry (the "Restructuring"); and

     WHEREAS, following consummation of the Restructuring, Sunbelt will be a wholly-owned subsidiary of the Company;

     WHEREAS, in connection with the Restructuring, Sunbelt has agreed to assume the debts, obligations and liabilities of the Company as set forth on the balance sheet of the Division, as well as any other liabilities incurred in the ordinary course of business of the Division since the date thereof (the "Assumed Liabilities");

     NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

     1.  Assumed Liabilities.  Sunbelt hereby assumes the Assumed Liabilities
         -------------------
and hereby covenants and agrees to and with the Company to timely, punctually and promptly keep, perform, fulfill and discharge in accordance with their respective terms, each and every of the Assumed Liabilities.


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     2.  Indemnification.  Sunbelt hereby covenants and agrees to indemnify and
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hold harmless the Company and its officers, directors, shareholders and other representatives from and against any breach of this Assumption Agreement or any failure by Sunbelt to fulfill or perform any of the terms or provisions of this Assumption Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Assumption Agreement to be executed by their respective officers, duly authorized, as of the day and year first above written, effective ____________________, 1996.


                                            COMPANY:

                                            KEVCO DELAWARE, INC.


                                            By:
                                               -----------------------------
                                              Its
                                                 -----------------------


                                            SUNBELT:

                                            SUNBELT WOOD COMPONENTS, INC.


                                            By:
                                               -----------------------------
                                              Its
                                                 -----------------------

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